                                               MPREMIER VUL
                                         Prospectus Filing May 2007

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, and how charges against sub-account assets were deducted from the annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.82%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.73%

                                               MPREMIER VUL
                                          Prospectus Filing May 2007

Male       Non-Smoker Plus                           Level Death Benefit  (Type A)
Age:                  45                             CVAT
Face:          1,000,000                             Maximum Charges
TTR:                   0                             Assume Annual Payment of 54730 for 7 years
                                                     Hypothetical Annual Return of 6% Gross, 4.73% Net
Policy --- Year 5
                             (0a)          (0b)           (1)          (2)         (3)         (4)        (5)         (6)            (7)          (8)            (9)              (10)          (11)           (12)             (13)               (14)
                              BOP           BOP                                    Per         Per      Montly                      Total                       Total             EOP                          EOP              EOP                EOP
                           Contract        Accum        Premium    Per Policy    Premium      $1,000     Cost       Monthly       Contract     Surrender         Cash            Basic        Corridor       Corridor          Death              Accum
  Month        YEAR          Fund          Prems         Paid         Loads       Loads        Load     Of Ins      Interest        Fund        Charges       Surr Value           DB          Factor           DB            Benefits          Prems Paid

    1            5          158,477       241,705        54,730          20       10,672        440       313           779        202,541        1,680          200,861        1,000,000         2.67         540,784        1,000,000           297,406
    2            5          202,541       297,406             -          20            -        440       313           779        202,546        1,680          200,866        1,000,000         2.67         540,799        1,000,000           298,379
    3            5          202,546       298,379             -          20            -        440       313           779        202,552        1,680          200,872        1,000,000         2.67         540,814        1,000,000           299,356
    4            5          202,552       299,356             -          20            -        440       313           779        202,558        1,680          200,878        1,000,000         2.67         540,829        1,000,000           300,336
    5            5          202,558       300,336             -          20            -        440       313           779        202,564        1,680          200,884        1,000,000         2.67         540,845        1,000,000           301,319
    6            5          202,564       301,319             -          20            -        440       313           779        202,569        1,680          200,889        1,000,000         2.67         540,860        1,000,000           302,306
    7            5          202,569       302,306             -          20            -        440       313           779        202,575        1,680          200,895        1,000,000         2.67         540,876        1,000,000           303,296
    8            5          202,575       303,296             -          20            -        440       313           779        202,581        1,680          200,901        1,000,000         2.67         540,891        1,000,000           304,288
    9            5          202,581       304,288             -          20            -        440       313           779        202,587        1,680          200,907        1,000,000         2.67         540,907        1,000,000           305,285
    10           5          202,587       305,285             -          20            -        440       313           779        202,593        1,680          200,913        1,000,000         2.67         540,922        1,000,000           306,284
    11           5          202,593       306,284             -          20            -        440       313           779        202,599        1,680          200,919        1,000,000         2.67         540,938        1,000,000           307,287
    12           5          202,599       307,287             -          20            -        440       313           779        202,605        1,680          200,925        1,000,000         2.67         540,954        1,000,000           308,293

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = 54730

(2)       Per Policy load = $20 per month.

(3)       Sales and Admin Load = 19.5% of premium paid

(4)       Per $1,000 load  -   $0.44 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.73% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $16800 and surrender charge percentage = 10% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 45  CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5